EXHIBIT 3.5

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

XENOGEN CORPORATION

(a Delaware Corporation)

The undersigned, Pamela Reilly Contag, hereby certifies that:

1. She is the duly appointed President of Xenogen Corporation, a Delaware corporation.

2. The date of filing this Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware is September 6, 2000.

3. Article IV of the Amended and Restated Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

“This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this Corporation is authorized to issue is 26,142,856 shares, of which 15,714,285 shares are Common Stock, with a par value of $0.007, and 10,428,571 shares are Preferred Stock, with a par value of $0.007. All the Preferred Stock shall be designated Series AA Preferred Stock. At the time this amendment becomes effective, each seven (7) shares of Common Stock issued and outstanding at such time shall be and hereby are, reduced and converted into one (1) fully paid and nonassessable share of Common Stock of the Corporation as herein authorized and each seven (7) shares of Preferred Stock issued and outstanding at such time shall be and hereby are, reduced and converted into one (1) fully paid and nonassessable share of Preferred Stock of the Corporation as herein authorized. Each outstanding stock certificate of this Corporation which immediately prior to the time this amendment becomes effective represented one or more shares of Common Stock or Preferred Stock shall thereafter represent the number of whole shares of Common Stock or Preferred Stock, determined by dividing the number of shares represented by such certificate immediately prior to the time this amendment becomes effective by seven (7) and rounding such number down to the nearest whole integer. The amount of capital represented by post-split shares in the aggregate at the time this Certificate of Amendment becomes effective shall be adjusted by the transfer of Seven Tenths of One Cent ($0.007) from the capital account of the Common Stock or Preferred Stock to the additional paid-in-capital account for each post-split share issued, such transfer to be made at such time. The Corporation shall not be required to issue or deliver any fractional shares of Common Stock or Preferred Stock. Cash shall be paid in lieu of fractional shares, in an amount to be determined in good faith by this Corporation’s Board of Directors. There shall be designated as capital in respect of such post-split shares an amount equal to the aggregate par value of such shares. Upon surrender by a holder of Common Stock or Preferred Stock of a certificate or certificates of Common Stock or Preferred Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock or Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock or Preferred Stock and cash equal to the fair market value of any fractional share of Common Stock or Preferred Stock on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed, to which such holder shall be entitled as aforesaid.

4. The foregoing amendment to the Amended and Restated Certificate of Incorporation has been duly approved by resolution of the Board of Directors.

5. The foregoing amendment has been duly adopted by the required vote of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. Such amendment was approved and adopted by written consent of the stockholders. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was (i) more than 50% of the outstanding shares of Common and Preferred Stock, voting together as a single class and (ii) more than 50% of the Preferred Stock voting as a separate class.

IN WITNESS WHEREOF, Xenogen Corporation has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, this 7th day of July, 2004 in the City of Alameda, State of California.

By:	/s/ Pamela Reilly Contag
Pamela Reilly Contag, President

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